Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Data & Consulting Services Division of Schlumberger Technology Corporation consents to the incorporation by reference in this Registration Statement on Form S-3 of information contained in our reports, as of December 31, 2007, 2006 and 2005, setting forth the estimates of revenues from the Company’s oil and gas reserves appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2007. We further consent to the reference to us under the heading “Reserve Engineers” in the Prospectus, which is part of this Registration Statement.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION
By:	/s/ Charles M. Boyer II, P.G.
Charles M. Boyer II, P.G.
Operations Manager Pittsburgh Consulting Services

Pittsburgh, PA
August 8, 2008